April 28, 2003

Re: Proposed Reorganization of your Montgomery Fund

Dear Shareholder:

We are writing to you about the proxy materials that were previously mailed to you regarding the Reorganization of your Montgomery Fund, and to notify you that the Special Meeting of Shareholders has been adjourned. We have not yet received your vote on the important proposals. However, with the adjournment of the meeting, you still have time to cast your vote.

Your Fund needs your vote!

Although the response thus far has been overwhelmingly favorable, the proposed Reorganization of your Fund is in jeopardy. Legally, in order for a proxy proposal to pass, a certain number of outstanding shares must be voted. If the required number of votes is not received, your Fund could potentially be liquidated. Therefore, your vote is very important!

For the reasons set forth in the proxy materials, the Board of Trustees unanimously recommends a vote FOR both proposals and believes the proposals are in the best interest of shareholders. To simplify the voting process, we offer you three convenient voting options. Please refer to the enclosed proxy ballot to submit your vote using any of the following methods:

1.    Vote by Telephone: You may cast your vote by calling 1-800-290-6424. Have the control number listed on your proxy ballot ready when prompted.

2.    Vote via Internet: You may cast your vote by logging onto the Internet address listed on the proxy ballot and following the instructions on the website.

3.    Vote by Mail: You may cast your vote by completing the enclosed proxy ballot and returning it to us in the postage-paid return envelope provided.

A brief summary of the proposals, as well as answers to some common questions, is provided in the enclosed brochure. Please review this information carefully. If you have further questions regarding the proposals or the voting process, do not hesitate to call us at 1-800-290-6424.

Very truly yours,

THE MONTGOMERY FUNDS
THE MONTGOMERY FUNDS II

/s/ Johanne Castro

Johanne Castro
Assistant Secretary

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING TODAY!